CF INDUSTRIES HOLDINGS, INC.
Exhibit 10.1

CF INDUSTRIES HOLDINGS, INC.
2014 EQUITY AND INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
Name of Grantee: <first_name> <last_name>
Maximum Payout of Performance Restricted Stock Units: [220% of Target]
Target Payout for Performance Restricted Stock Units: [Amount ]
Grant Date: <award_date>
Vesting Date: The Performance Restricted Stock Units will vest on the third anniversary of the Grant Date, subject to the attainment of the performance goals set forth on Exhibit A hereto, but shall be subject to forfeiture or accelerated vesting as described herein.
Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms as defined in the CF Industries Holdings, Inc. 2014 Equity and Incentive Plan (the “Plan”). Please review this Award Agreement and promptly accept the award online, in Schwab’s Equity Award Center, in order to render the grant effective.
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1.    You have been granted the Performance Restricted Stock Units shown above pursuant to the Plan and subject to the terms and conditions of the Plan and this Award Agreement. Each Performance Restricted Stock Unit represents the right to receive a share of Stock upon the vesting of the Performance Restricted Stock Unit.
2    From the Grant Date until the Vesting Date, you may not sell, assign, transfer, donate, pledge or otherwise dispose of the Performance Restricted Stock Units (except by will or the laws of descent and distribution).
3.    The Performance Restricted Stock Units shall vest on the Vesting Date, subject to attainment of the performance goals set forth on Exhibit A hereto and subject to earlier vesting upon a Change in Control or as otherwise provided herein. Except as set forth in Section 5, shares of Stock shall be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the vested Performance Restricted Stock Units as soon as practicable following the Vesting Date (or the date of your Disability or death, as applicable), but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date (or the date of your Disability or death, as applicable) occurs.
4.    If your employment with the Company and its Subsidiaries shall terminate for any reason other than due to your death, Disability or Special Retirement (as defined below) prior to the Vesting Date, the Performance Restricted Stock Units shall be forfeited. In the event of termination of your employment due to your death or Disability, the Performance Restricted Stock Units shall vest as of the date of any such termination, with the number of Restricted Stock Units that become vested to be calculated based on the deemed attainment of the target level of performance set forth on Exhibit A (without any modifications based on the TSR Comparator Group), provided that the number of Performance Restricted Stock Units that shall become vested on any such termination date shall be pro-rated based the number of months you were employed prior to any such termination date, determined by multiplying the number of Restricted Stock Units that become vested based on the deemed attainment of the target level of performance by a fraction, the numerator of which is the number of full months between the Grant Date and the date of your termination due to death or Disability and the denominator of which is 36, the number of months from the Grant Date to the Vesting Date. You shall be entitled to a cash payment equal to the Fair Market Value, determined as of the date of any such termination, of the shares of Stock underlying any Restricted Stock Units that become so vested, with such cash payment to be made within forty-five (45) days of any such termination of employment. In the event of termination of your employment due to Special Retirement, the Performance Restricted Stock Units shall remain eligible to vest on the Vesting Date subject to attainment of the performance goals set forth on Exhibit A hereto, provided that the number of Performance Restricted Stock Units that shall become vested on the Vesting Date shall be pro-rated based the number of months you were employed prior to the date of your termination due to Special Retirement, determined by multiplying the number of Restricted Stock Units that become vested based on the attainment of performance goals set forth on Exhibit A by a fraction, the numerator of which is the number of full months between the Grant Date and the date of your termination due to Special Retirement and the denominator of which is 36, the number of months from the Grant Date to the Vesting Date.
For purposes of this Award Agreement, “Disability” shall have the meaning ascribed to such term in your individual employment, severance or other agreement with the Company or, if you are not party to such an agreement, “Disability” shall mean your inability because of ill health, physical or mental disability, to perform your duties for a period of 180 days in any twelve month period. For purposes of this Award Agreement, “Special Retirement” shall mean your termination of employment, other than for “Cause,” death or Disability, following the attainment by you of at least age sixty with five (5) years of continuous service with the Company as of the date of such termination of employment, provided that, if you are, at the time of such termination of employment, subject to the reporting requirements of Section 16 of the Exchange Act, you have provided the Company with at least six months prior written notice of your termination of employment and that notice has been accepted by the Committee. For purposes of this Award Agreement, “Cause” shall have the meaning ascribed to such term in any individual employment, severance or other agreement with the Company to which you are a party or, if you are not party to such an agreement, “Cause” shall mean (i) dishonesty in the performance of your duties, (ii) your malfeasance or misconduct in connection with your duties, or (iii) any act or omission which is injurious to the Company or its Subsidiaries or affiliates, monetarily or otherwise, each as determined by the Committee in its sole discretion.
For the avoidance of doubt and solely for purposes of this Award Agreement, if you enter into an agreement with the Company to transition directly from an employment relationship into a consulting relationship, you shall not, unless otherwise determined by the Committee, be deemed to have terminated employment upon such transition from an employment relationship into a consulting relationship. In the event of such a transition, the Performance Restricted Stock Units shall continue to be eligible to vest in accordance with its terms, as if no termination had occurred, for so long as such consulting relationship remains in effect. The continued existence of the consulting relationship shall be determined by the Committee or its delegate and the continued vesting of the Performance Restricted Stock Units shall not be construed for any other purpose to mean you remain employed with the Company following such transition.
Neither the grant of the Performance Restricted Stock Units, this Award Agreement nor any other action taken pursuant to this Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation.
5.    In the event of a Change in Control, the Performance Restricted Stock Units shall vest and be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) on the date of such Change in Control, with the number of Performance Restricted Stock Units that become vested to be calculated based on the greater of target and actual attainment of the performance goals set forth on Exhibit A measured as of the date of such Change in Control (with the three-year period for measurement of performance goals shortened and ending on such date).

6.    Unless and until a certificate or certificates representing shares of Stock shall have been issued by the Company as a result of the vesting of the Performance Restricted Stock Units, you shall not have any of the rights or privileges of a stockholder of the Company with respect to the shares of Stock subject to the Performance Restricted Stock Units.

7.     The Performance Restricted Stock Units will carry dividend equivalent rights related to any cash dividend paid by the Company during the performance and vesting periods. Your Performance Restricted Stock Units will accrue dividend equivalents in the event the Company pays a cash dividend on its outstanding shares of Stock during the performance and vesting periods. Upon vesting of your Performance Restricted Stock Units, you will be paid a cash equivalent of the dividends paid during the performance and vesting periods based on the number of shares of Stock, if any, delivered in the settlement of your Performance Restricted Stock Units.

8.    The Company or a Subsidiary shall withhold all applicable taxes or other amounts required by law from all amounts paid or delivered in respect of the Performance Restricted Stock Units. You may satisfy the withholding obligation by paying the amount of any taxes in cash or shares may be withheld from the shares of Stock otherwise deliverable to satisfy the obligation in full or in part. If shares are withheld, such shares shall have a Fair Market Value equal to (a) the minimum statutory amount required to be withheld or, if you so elect, (b) such greater amount equal to the lesser of (1) the amount permitted to be withheld based on the maximum statutory tax rate applicable to you in all relevant jurisdictions or (2) the withholding amount determined on the basis of your most recent U.S. Form W-4 (or other local country equivalent) provided to the Company, in all cases reduced by the amount of any withholding obligation you satisfy by cash payment to the Company. The number of shares used to satisfy any withholding obligation shall be rounded up to the nearest whole number of shares as necessary to avoid fractional shares, with any excess amount refunded in cash to you.

9.    The intent of you and the Company is that payments and benefits under this Award Agreement and the Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), and accordingly, to the maximum extent permitted, this Award Agreement and the Award shall be interpreted and administered to be in accordance therewith. Each payment under this Award Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Award Agreement and the Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) you shall not be considered to have terminated employment for purposes of this Award Agreement and no payments shall be due to you under this Award Agreement that are payable upon your termination of employment until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement and the Award during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your death).

10.    By accepting this Award Agreement you agree that, upon the request of the Committee (which may choose, in its discretion, whether or not to invoke its rights under this paragraph), you will immediately repay some or all of any amounts paid to you under this Award Agreement.  You will be required to repay amounts paid to you upon the request of the Committee if the performance levels set forth in this Award Agreement are attained (or mistakenly thought to be attained) due to (i) an error or misconduct by you or (ii) any event or circumstance which results in a restatement of the financial statements of CF Industries Holdings, Inc. which restatement occurs on or prior to April 1 of the year following  the year in which you are paid any amounts under the Award Agreement (without giving effect to any deferral of payment).  The maximum amount of the repayment would be the difference between (i) the payment actually paid to you under this Award Agreement and (ii) the payment that would have been made to you under this Award Agreement absent such error or misconduct or after giving effect to such restatement.  You also agree that, in the event that you fail to make such reimbursement promptly, the Company may withhold from your future compensation the amount which you failed to repay, in satisfaction of such repayment obligation.  To the extent possible, the amount of your repayment will be netted against any income earned by you in that year.  Any repayment obligation will be communicated to you by the Committee and the right of the Committee to demand repayment and your obligation to make such repayment are each subject to compliance with law.
11.    The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified except by means of a writing signed by you and the Company. If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.
By your signature and the signature of the Company’s representative below, you and the Company agree this Award is granted under and governed by the terms and conditions of the Plan, the terms of which are incorporated herein, and this Award Agreement. You have reviewed the Plan and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understand all provisions of the Plan and Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Agreement. You further agree to notify the Company upon any change in your residential address shown below.

GRANTEE	CF INDUSTRIES HOLDINGS, INC.

<first_name> <last_name>	By: Wendy S. Jablow
<address_1> <city>, <state> <zip>	Title: Sr. Vice President, Human Resources
Exhibit A
Performance Vesting Criteria

The number of Performance Restricted Stock Units (also referred to as “PSUs”) that vest will be determined by a two-step process.

1.	Percentile Ranking Amongst S&P 500 Index Population

The initial performance measurement shall be based on the Total Shareholder Return (or “TSR”) with respect to a share of Stock as compared to the TSR of a share of stock of each company constituting the Standard & Poor’s 500 Index (the “Index”) (as adjusted as set forth below), in each case over the three year period commencing on January 1, 2017 and ending on December 31, 2019 (the “Performance Period”).

Index Population

The companies constituting the Index for purposes of calculating TSR for the Performance Period will be the population of companies in the Index as of January 1, 2017 (the “Index Population”), adjusted as follows:

•
companies that are removed from the Index during the Performance Period but whose stock continued to be publicly traded on a major U.S. stock exchange during the entire Performance Period shall be included in the Index Population;

•	companies that are added to the Index during the Performance Period shall be excluded from the Index Population;

•
companies which have been acquired or gone private during the Performance Period such that their stock is no longer included in the Index and failed to be publicly traded on a major U.S. stock exchange during the entire Performance Period shall be excluded from the Index Population; and

•
companies that are no longer in existence or declare bankruptcy or whose stock ceases to be publicly traded on a major U.S. stock exchange as a result of a business failure shall be included in the Index Population but will be ranked at negative 100% (-100%) TSR for the Performance Period.

Number of Shares Vesting Based on Percentile Ranking

The chart below shows the percentage of the Target Payout of Performance Restricted Stock Units that will vest based on the Company’s TSR percentile ranking amongst the Index Population:

Level	Company TSR Percentile Ranking Amongst Index Population	PSUs to Vest (% of Target Payout for Award)
Zero	Less than 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile or better	200%

Payouts with respect to performance in between the performance levels set forth in the chart above shall be determined by linear interpolation.

2.	Modification Based on Percentile Ranking Amongst TSR Comparator Group

The number of Performance Restricted Stock Units which vest based on the initial TSR calculation set forth in Section 1 shall then be subject to adjustment based upon the Company’s TSR percentile ranking achieved amongst the members of the TSR Comparator Group identified below.

TSR Comparator Group

The TSR Comparator Group consists of the Company and the following 18 companies that comprise the company’s executive compensation proxy peer group for 2017:

Agrium Inc. Air Products and Chemicals, Inc. Albemarle Corporation Ashland Inc. Cabot Corporation Celanese Corporation Eastman Chemical Company Ecolab Inc. FMC Corporation
Huntsman Corporation
International Flavors & Fragrances Inc.
Olin Corporation
PolyOne Corporation
Potash Corporation of Saskatchewan Inc.
RPM International Inc.
The Mosaic Company
The Scotts Miracle-Gro Company
Westlake Chemical Corporation

The Committee retains discretion to address changes in the companies comprising the TSR Comparator Group and, subject to such discretion based on the facts and circumstances, it is expected that:

•
companies which have been acquired or gone private during the Performance Period such that their stock failed to be publicly traded on a major U.S. or foreign stock exchange during the entire Performance Period shall be excluded from TSR Comparator Group; and

•
companies that are no longer in existence or declare bankruptcy or whose stock ceases to be publicly traded on a major U.S. stock exchange as a result of a business failure shall be included in the TSR Comparator Group but will be ranked at negative 100% (-100%) TSR for the Performance Period.

Adjustment Based on Percentile Ranking

The chart below shows the percentage increase or decrease in the total number of Performance Restricted Stock Units that shall vest based on the Company’s TSR percentile ranking amongst the TSR Comparator Group:

Company TSR Percentile Ranking Amongst TSR Comparator Group	Percentage Increase or Decrease to No. of PSUs Vested
At or below 20th percentile	-20%
Above 20th percentile and at or below 40th percentile	-10%
Above 40th percentile and at or below 60th percentile	No Modification
Above 60th percentile and at or below 80th percentile	+10%
Above 80th percentile	+20%

In the event that this adjustment results in a payout of a number of Performance Restricted Stock Units that would be less than the number of Performance Restricted Stock Units earned at the Threshold vesting level in the initial calculation, then no Performance Restricted Stock Units shall vest. In addition, the adjustment cannot result in a payout in excess of the Maximum Payout of Performance Restricted Stock Units of 220% of the Target Payout level. The final number of Performance Restricted Stock Units to vest based on the adjusted calculation shall be rounded down to the nearest whole share, and a cash payment shall be made in lieu of any fractional shares, with any such cash payment to be made at such time that the corresponding shares of Stock, if any, are delivered in settlement of your Performance Restricted Stock Units, with the amount of such cash payment to be based on the Fair Market Value of the shares underlying the Performance Restricted Stock Units on such date.

Examples

Assumption: Assume your Target Payout of Performance Restricted Stock Units listed at the beginning of this agreement is 100 units. Therefore, if the Company’s TSR percentile ranking amongst the Index Population was at exactly the Threshold level under Section 1 above, your payout would be 50 units (50% of Target). In addition, with a Target Payout of 100 units, your Maximum Payout is 220 units (220% of Target).

Example 1: Assume the Company’s actual TSR percentile ranking amongst the Index Population resulted in a payout of 60% of the Target Payout of Performance Restricted Stock. Therefore, after the initial calculation in Section 1 above, your payout is 60 units. Now assume the Company’s TSR percentile ranking amongst the TSR Comparator Group was at the 65th percentile. In this case, the number of units in your payout would be increased by 6 units (60 units * +10%) for a total award payout of 66 units.

Example 2: Again assume that the Company’s actual TSR percentile ranking amongst the Index Population resulted in a payout of 60% of the Target Payout of Performance Restricted Stock Units. Therefore, after the initial calculation in Section 1 above, your payout is 60 units. Now assume the Company’s TSR percentile ranking amongst the TSR Comparator Group was at the 15th percentile. In this case, the number of units in your payout would be decreased by 12 units (60 units * -20%) for a total award payout of 48 units. However, since this adjustment results in a payout of units (48 units) that is less than the number of units paid out at the Threshold vesting level under Section 1 above (50 units), no Performance Restricted Stock Units will be paid at all.

Example 3: Assume the Company’s actual TSR percentile ranking amongst the Index Population resulted in a payout of 200% of the Target Payout of Performance Restricted Stock Units. Therefore, after the initial calculation in Section 1 above, your payout is 200 units. Now assume the Company’s TSR percentile ranking amongst the TSR Comparator Group was at the 85th percentile. In this case, the number of units in your payout would be increased by 40 units (200 units * +20%) for a total award payout of 240 units. However, since this adjustment cannot result in a payout of units that is greater than the Maximum Payout, your award will payout at the Maximum Payout level of 220 units (Target 100 units * 220%).

3.	Formulas for Calculating TSR and Percentile Rankings

TSR Calculation. TSR for the Company and each member of the Index Population and the TSR Comparator Group shall be calculated according to the following formula:

TSR =	(End Average Price -Begin Average Price) + Dividends Paid
Begin Average Price

Where:

End Average Price means the average Closing Price of the stock of the company being measured for the thirty (30) trading days at the end of the Performance Period

Closing Price means, for a given trading day, the closing price of the stock of the company being measured on its primary U.S. stock exchange (or, if not traded on a U.S. exchange, its primary foreign securities exchange, with respect to foreign members of the TSR Comparator Group)

Begin Average Price means the average Adjusted Closing Price of the stock of the company being measured over the Begin Average Period

Begin Average Period means the thirty (30) trading days immediately preceding January 1, 2017

Adjusted Closing Price means, for a given trading day, the Closing Price of the stock of the company being measured on such trading day, as adjusted pursuant to the following sentence. If the company being measured has declared a dividend with respect to which the ex-dividend date is during the Begin Average Period, the amount of such dividend shall be added to the Closing Price for each trading day during the Begin Average Period that is on or after such ex-dividend date

Dividends Paid means the sum of all dividends paid by the company being measured during the Performance Period

Stock prices and dividends denominated in non-U.S. dollars for any member of the TSR Comparator Group shall be converted to U.S. dollars using the currency exchange rates in effect on each relevant trading day and/or date of dividend payment, as applicable. Such calculation shall also be adjusted as deemed appropriate by the Committee to reflect any stock split, reverse stock split or other similar corporate transaction.

Example: An illustrative example of a TSR calculation is attached at the end of this Exhibit A.

Percentile Ranking Calculation. For purposes of calculating percentile rankings, the Company and each other company in the Index Population or TSR Comparator Group, as applicable, at the end of the Performance Period will be ranked in order of their TSR. The Company’s percentile rank will be equal to the percentage of companies in the Index Population or the TSR Comparator Group, as applicable, at the end of the Performance Period that ranked equal to or lower than the Company, as calculated according to the following formula:

Percentile Rank =	(N - R +1)
N
Where:

N =	the total number of companies in the Index Population or TSR Comparator Group, as applicable, at the end of the Performance Period (including the Company)

R =	the Company’s rank against the other companies in the Index Population or TSR Comparator Group, as applicable, at the end of the Performance Period

4.	Committee Certification

Notwithstanding anything to the contrary herein, the initial performance measurement described in Section 1 and the adjustment described in Section 2 shall each be subject to certification by the Committee.

Example TSR Calculation

The following example illustrates the calculation of TSR for a company assuming that (i) the Performance Period was January 1, 2014 to December 31, 2016, (ii) the company declared a $0.25 dividend with an ex-dividend date of November 29, 2013 (during the Begin Average period) and (iii) the company paid an aggregate of $3.00 in dividends during the Performance Period:

TSR =	(End Average Price -Begin Average Price) + Dividends Paid
Begin Average Price

TSR =	($28.35 - 22.44) + $3.00	=	39.71%
22.44

Trading Days	Begin Average Price				End Average Price
	Date	Closing Price	Dividend (from ex-date)	Adjusted Closing Price	Date	Closing Price

30	12/31/2013	22.74	0.25	22.99	12/30/2016	29.05
29	12/30/2013	22.82	0.25	23.07	12/29/2016	29.15
28	12/27/2013	22.77	0.25	23.02	12/28/2016	29.08
27	12/26/2013	22.91	0.25	23.16	12/27/2016	29.26
26	12/24/2013	22.99	0.25	23.24	12/23/2016	29.36
25	12/23/2013	23.25	0.25	23.50	12/22/2016	29.69
24	12/20/2013	22.57	0.25	22.82	12/21/2016	28.83
23	12/19/2013	22.19	0.25	22.44	12/20/2016	28.35
22	12/18/2013	21.64	0.25	21.89	12/19/2016	27.66
21	12/17/2013	21.42	0.25	21.67	12/16/2016	27.38
20	12/16/2013	20.76	0.25	21.01	12/15/2016	26.55
19	12/13/2013	20.69	0.25	20.94	12/14/2016	26.46
18	12/12/2013	20.76	0.25	21.01	12/13/2016	26.55
17	12/11/2013	21.02	0.25	21.27	12/12/2016	26.87
16	12/10/2013	21.06	0.25	21.31	12/9/2016	26.92
15	12/9/2013	21.75	0.25	22.00	12/8/2016	27.80
14	12/6/2013	22.02	0.25	22.27	12/7/2016	28.14
13	12/5/2013	22.39	0.25	22.64	12/6/2016	28.60
12	12/4/2013	22.52	0.25	22.77	12/5/2016	28.77
11	12/3/2013	22.53	0.25	22.78	12/2/2016	28.78
10	12/2/2013	22.38	0.25	22.63	12/1/2016	28.59
9	11/29/2013	22.29	0.25	22.54	11/30/2016	28.48
8	11/27/2013	22.37	−	22.37	11/29/2016	28.26
7	11/26/2013	22.67	−	22.67	11/28/2016	28.64
6	11/25/2013	22.74	−	22.74	11/25/2016	28.73
5	11/22/2013	23.12	−	23.12	11/23/2016	29.21
4	11/21/2013	23.23	−	23.23	11/22/2016	29.35
3	11/20/2013	22.78	−	22.78	11/21/2016	28.78
2	11/19/2013	22.70	−	22.70	11/18/2016	28.68
1	11/18/2013	22.50	−	22.50	11/17/2016	28.43
Begin Average Price				22.44	End Average Price	28.35